Exhibit 10.11.4

EXECUTION COPY

THIRD AMENDMENT TO LOAN AGREEMENT

THE INDUSTRIAL DEVELOPMENT AUTHORITY

OF THE COUNTY OF PIMA,

as Issuer

GLOBAL WATER RESOURCES, LLC

as Company

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

amending a Loan Agreement dated as of December 1, 2006,

as amended by a First Amendment to Loan Agreement dated as of November 1, 2007,

as amended by a Second Amendment to Loan Agreement dated as of August 1, 2008 pertaining to

$36,495,000

The Industrial Development Authority

of the County of Pima

Water and Wastewater Revenue Bonds

(Global Water Resources, LLC Project)

Series 2006

and

$54,135,000

The Industrial Development Authority

of the County of Pima

Water and Wastewater Revenue Bonds

(Global Water Resources, LLC Project)

Series 2007

and

$24,550,000

The Industrial Development Authority

of the County of Pima

Water and Wastewater Revenue Bonds

(Global Water Resources, LLC Project)

Series 2008

Dated as of December 1, 2010

TABLE OF CONTENTS

		Page

ARTICLE I AMENDMENT TO SERIES 2006 LOAN AGREEMENT

Section 1.1.	Amendment to Section 4.8 of the Series 2006 Loan Agreement, as amended	3

Section 1.2	Amendment to Section 5.3 of the Series 2006 Loan Agreement, as Amended	5

Section 1.3	Amendment to Section 6.2 of the 2006 Loan Agreement, as amended	7

ARTICLE II MISCELLANEOUS

Section 2.1	Effect of this Third Amendment to Loan Agreement	9

Section 2.2	Notice of A.R.S. Section 38-511 – Cancellation	9

Section 2.3	Counterparts	9

Section 2.4	Consent	7

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT, (the “Third Amendment to Loan Agreement”) dated as of December 1, 2010, by and among THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA (the “Issuer”), a nonprofit corporation designated as a political subdivision of the State of Arizona (the “State”), GLOBAL WATER RESOURCES LLC, a Delaware limited liability company duly organized and validly existing under the laws of the State (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (the “Trustee”) amends and modifies that certain Loan Agreement dated as of December 1, 2006 (the “2006 Loan Agreement”), as amended by a First Amendment to Loan Agreement dated as of November 1, 2007 (the “First Amendment to Loan Agreement”), and as further amended by a Second Amendment to Loan Agreement dated as of August 1, 2008 (the “Second Amendment to Loan Agreement” and together with the Series 2006 Loan Agreement, the First Amendment to Loan Agreement, and this Third Amendment to Loan Agreement, collectively, the “Loan Agreement”) among the Issuer, the Company and Trustee.

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore issued its Water and Wastewater Revenue Bonds (Global Water Resources, LLC Project) Series 2006 (the “Series 2006 Bonds”), pursuant to a Trust Indenture dated as of December 1, 2006 (the “2006 Indenture”) by and between the Issuer and U.S. Bank National Association (the “Trustee”), the proceeds of which were used to fund a loan made to the Company, by the Issuer, pursuant to the terms of the Loan Agreement to provide financing or refinancing the costs of the acquisition, expansion, construction, improvement and equipping of facilities for wastewater treatment and water treatment, as well as water reclamation pipelines, water pipelines, and wastewater collection pipelines, consisting of water, wastewater and reclaimed water infrastructure for water and wastewater treatment, including water mains, sewer mains, reclaimed water mains, water treatment facilities, water distribution centers, wastewater lift stations, wastewater treatment facilities, and reclaimed water mixing and distribution centers as well as related information and management systems, located at 41265 West Hiller Road, Maricopa, Arizona 85239 in the City of Maricopa, Arizona (collectively, the “Series 2006 Project”); and

WHEREAS, the Issuer has heretofore issued its Water and Wastewater Revenue Bonds (Global Water Resources, LLC Project) Series 2007 (the “Series 2007 Bonds”) pursuant to the Series 2006 Indenture as supplemented by a First Supplemental Trust Indenture dated as of November 1, 2007 (the “First Supplemental Indenture”) by and between the Issuer and U.S. Bank National Association (the “Trustee”), in order to provide funds to finance or refinance the costs of the acquisition, expansion, construction, improvement and equipping of water system major capital improvements, including a water distribution center, surface water treatment facility, water production facilities, and pipeline, and sewerage system major capital improvements, including a water reclamation facility, sewage lift stations, reclaimed water recharge facilities and pipelines, located in the City of Maricopa and in an unincorporated area of Pinal County, Arizona south of the Ak-Chin Indian Community in the City of Maricopa’s “Growing Smarter Planning Area” (the “Series 2007 Project”); and

WHEREAS, the Issuer has heretofore issued its Water and Wastewater Revenue Bonds (Global Water Resources, LLC Project) Series 2008 (the “Series 2008 Bonds”), pursuant to the Series 2006 Indenture, as supplemented by the First Supplemental Indenture, and as further supplemented by a Second Supplemental Trust Indenture dated as of August 1, 2008 (the “Second Supplemental Indenture” and together with the 2006 Indenture and the First Supplemental Indenture, the “Indenture”), the proceeds of which were used to fund a loan made to the Company, by the Issuer, pursuant to the terms of the Loan Agreement to provide funds to finance or refinance the costs of the acquisition, expansion, construction, improvement and equipping of water system major capital improvements, including a water distribution center, surface water treatment facility, water production facilities, and pipeline, and sewerage system major capital improvements, including a water reclamation facility, sewage lift stations, reclaimed water recharge facilities and pipelines, located in the City of Maricopa and in an unincorporated area of Pinal County, Arizona south of the Ak-Chin Indian Community in the City of Maricopa’s “Growing Smarter Planning Area” (the “Series 2008 Project”); and

WHEREAS, Section 11.02(b) of the Indenture permits an amendment, modification or change of the Loan Agreement, without the giving of notice of the proposed amendment, modification or change upon the receipt of the written consent thereto of the Holders of not less than a majority in aggregate principal amount of the Bonds then outstanding evidenced as provided in the Indenture, and with the consent of the Company, the Issuer and the Trustee; and

WHEREAS, if the Issuer and the Company shall request at any time the consent of the Trustee to any proposed amendment, modification or change of the Loan Agreement contemplated in Section 11.02(b) of the Indenture, upon being indemnified satisfactorily with respect to expenses, the Trustee shall cause notice of the proposed amendment, modification or change to be provided in the manner which is required by Section 8.03 of the Indenture with respect to notice of Supplemental Indentures; and

WHEREAS, the notice of the Trustee to the Holders of the Bonds has set forth briefly the nature of the proposed amendment, modification or change and has stated that copies of this Third Amendment to Loan Agreement are on file at the principal corporate trust office of the Trustee for inspection by all Holders, all as required by Section 8.03 of the Indenture;

WHEREAS, the holders of a majority in aggregate principal amount of the Bonds outstanding have consented in writing to the execution and delivery of this Third Amendment to Loan Agreement; and

WHEREAS, the Issuer and Trustee have received an opinion from Bond Counsel meeting the requirements of Section 8.08 of the Indenture; and

WHEREAS, in reliance upon such opinion from Bond Counsel, the Issuer and the Trustee are willing to execute and deliver this Third Amendment to Loan Agreement; and

WHEREAS, all things necessary to make the Loan Agreement the valid, binding and legal obligations of the Company, enforceable in accordance with its terms, have been done and performed, and the execution and delivery of this Third Amendment to Loan Agreement has been duly authorized; and

WHEREAS, capitalized terms used in this Third Amendment to Loan Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture and the Loan Agreement.

NOW, THEREFORE, the parties hereto agree that the Loan Agreement shall be and hereby is amended as set forth herein, as authorized by Section 11.01(b) of the Indenture.

ARTICLE I

AMENDMENT TO SERIES 2006 LOAN AGREEMENT

Section 1.1. Amendment to Section 4.8 of the Loan Agreement, as amended.

Article IV, Section 4.8 of the 2006 Loan Agreement, as amended, is deleted in its entirety and replaced with the following Section 4.8:

“Section 4.8 Limits on Incurrence of Indebtedness. (a) The Company agrees that the Company will not incur any Indebtedness other than (i) the obligations hereunder with respect to the Bonds; and (ii) the Wells Fargo Credit Agreement; and (iii) Indebtedness described in (b), (c) and (d) below; provided that at the time of incurrence of any such additional permitted Indebtedness, no Event of Default (or an event which with the passage of time or the giving of notice, or both, would be an Event of Default) shall have occurred and shall be continuing unless such event will be cured upon incurrence of such Indebtedness and application of the proceeds thereof.

(b) The Company may incur Long Term Indebtedness upon compliance with this subsection (b).

Prior to incurring any Long Term Indebtedness, the Company shall furnish the Trustee with evidence of compliance by the Company with the financial test required by Section 2.04(a)(1) of the Indenture for the incurrence of Additional Bonds, treating the proposed Long Term Indebtedness as if it were proposed Additional Bonds.

(c) The Company may incur Short Term Indebtedness.

(d) The Company may incur Subordinated Indebtedness (as defined below), from time to time, in any amount.

(e) Palo Verde Utilities Company and Santa Cruz Water Company may incur Short Term Indebtedness to a maximum of Fifteen Million Dollars ($15,000,000).

As used herein, “Subordinated Indebtedness” means Indebtedness of the Company issued, incurred or evidenced by instruments, which are payable from or secured by Palo Verde Receipts or Santa Cruz Receipts, which instruments contain provisions subordinating such obligations (to which appropriate reference shall be made in the Subordinated Indebtedness) substantially as follows:

“All Subordinated Indebtedness shall be issued subject to the following provisions and each person taking or holding any Subordinated Indebtedness, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

“All Subordinated Indebtedness shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right to the prior payment in full of all outstanding Bonds and any Additional Bonds issued under the Indenture (collectively “Superior Bonds”).

“Upon (a) any acceleration of maturity of the principal amount of any Subordinated Bonds (but excluding any voluntary prepayment) or (b) any payment or distribution of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation, reorganization or other similar arrangement of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then all principal, premium, if any, and interest due or to become due upon all Superior Bonds shall first be paid in full, or payment thereof provided for in accordance with the terms of the Indenture, before any payment is made on account of the principal, premium, if any, or interest on any Subordinated Indebtedness, and upon any such dissolution or winding-up or liquidation, reorganization or other similar arrangement, any payment or distribution of any kind or character, whether in cash, property or securities, to which the holders of any Subordinated Indebtedness would be entitled, except for the provisions hereof, shall be paid by the Company, or by a receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, to the Trustee to the extent necessary to pay all Superior Bonds in full before any payment or distribution is made to the holders of the Subordinated Bonds.

“In the event that, in violation of any of the foregoing provisions, any payment or distribution of any kind or character, whether in cash, property or securities, shall be received by the holders of the Subordinated Indebtedness before all Superior Bonds are paid in full, or provision for such payment in accordance with the terms of the Indenture, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the Trustee for the Superior Bonds for application to the payment of all Superior Bonds remaining unpaid to the extent necessary to pay all such Superior Bonds in full in accordance with their terms.

“No present or future holder of any Superior Bond shall be prejudiced in his right to enforce subordination of the Subordinated Indebtedness by any act or failure to act on the part of the Company or anyone in custody of or control over its assets or property.

“The foregoing subordination provisions shall be for the benefit of the holders of Superior Bonds and may be enforced by the Trustee against the holders of Subordinated Indebtedness”.

provided, however, that the Subordinated Indebtedness shall provide: (i) that the foregoing provisions are solely for the purpose of defining the relative rights of the holders of Superior Bonds on the one hand and the holders of the Subordinated Indebtedness on the other hand, and that nothing therein shall impair, as between the Company and the holders of the Subordinated Indebtedness, the obligation of the Company to pay to the holders of the principal thereof, premium, if any, and interest thereon in accordance with its terms, nor shall anything therein prevent the holders of the Subordinated Indebtedness or any trustee on their behalf from exercising all remedies otherwise permitted by applicable law or thereunder upon default thereunder, subject to the rights set forth above of the holders of Superior Bonds to receive cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness, (ii) that upon any payment or distribution of assets of the Company of the character referred to in the third paragraph of the foregoing provisions, the trustee under any agreement relating to Subordinated Indebtedness shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding-up, liquidation, reorganization or other similar arrangement proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to said trustee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Superior Bonds and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the foregoing provisions, and (c) that any trustee under any agreement relating to Subordinated Indebtedness and any paying agent therefor shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by such trustee or such paying agent, unless and until such trustee or such paying agent, as the case may be, shall have received notice thereof from the Company or from one or more holders of Superior Bonds.”

Section 1.2. Amendment to Section 5.3 of the 2006 Loan Agreement, as Amended. Article V, Section 5.3 of the 2006 Loan Agreement, as amended, is hereby deleted in its entirety and replaced with the following Section 5.3:

“Section 5.3. Company to Maintain Its Existence; Sales of Assets or Mergers

The Company shall do all things necessary to preserve and keep in full force and effect its existence, rights, franchises, licenses and governmental approvals and those of Palo Verde Utilities Company and Santa Cruz Water Company, including without limitation such licenses and approvals as may be required to operate the Project for Project Purposes, except as otherwise permitted by this Section 5.3, and to perform its obligations under this Agreement.

In particular, the Company shall not, nor permit Palo Verde Utilities Company or Santa Cruz Water Company to (a) sell, transfer or otherwise dispose of all, or substantially all, of its assets; (b) consolidate with or merge into any other entity; or (c) permit one or more other entities to consolidate with or merge into it. The preceding restrictions nor any other restrictions herein regarding the transfer of Company interests

(or any change in control of the Company) shall not apply, however, to any of the following:

(i) a public offering of all or a part of the member interests of the Company; or

(ii) a reorganization of the Company (“Reorganization”) resulting in the acquisition of 100% of the limited liability company interests of the Company by Global Water Resources, Inc. (incorporated on May 2, 2008) (“GWRI”) and a merger of the Company into GWRI and which Reorganization is made in connection with (x) a public offering of all or part of the shares of GWRI (“GWRI Offering”) or (y) the sale of all or part of the shares of GWRI to a Canadian corporation (“GWRC”), which sale is made in connection with the public offering of all or part of the shares of GWRC for the purpose of financing the purchase of shares of GWRI (“GWRC Offering”); or

(iii) additional public offerings of GWRI stock or GWRC shares subsequent to the GWRI Offering or additional sales of GWRI stock to GWRC subsequent to the GWRC Offering; or

(iv) any other reorganization of the Company or GWRI, provided that all or substantially all of the assets of the Company or GWRI immediately prior to the Reorganization are held, directly or indirectly, by the Company, GWRI or the transferee or the surviving or resulting entity of the reorganization (“Successor Entity”) immediately following the Reorganization and the Successor Entity, and if such Successor Entity is not the Company, the Successor Entity shall, by proper written instrument satisfactory to the Issuer and the Trustee, irrevocably and unconditionally assume the obligation to perform and observe the agreements and obligations of the Company under this Agreement; or

For greater certainty, any Reorganization shall include that reorganization substantially as described in the section entitled “Pre-Offering Reorganization” of that certain Amended and Restated Preliminary Prospectus dated November 1, 2010 Amending and Restating the Preliminary Prospectus dated October 18, 2010 of GWRC, as the same may be finalized, provided that the assets of the Company immediately prior to the Reorganization are held, directly or indirectly, by GWRI immediately following the Reorganization.

(v) a transaction in which all of the following conditions are met:

(1) the transferee or the surviving or resulting entity is a public service corporation, or, if the transferee or the surviving or resulting entity is not a public service corporation, the transferee or the surviving or resulting entity has a net worth, determined in accordance with generally accepted accounting principles consistently applied, equal to or greater than the net worth of the Company immediately prior to such consolidation, merger, sale, transfer or disposition;

(2) the transferee or the surviving or resulting entity, if other than the Company, by proper written instrument satisfactory to the Issuer and the Trustee,

irrevocably and unconditionally assumes the obligation to perform and observe the agreements and obligations of the Company under this Agreement; and

(3) the Company delivers to the Issuer and the Trustee an opinion of Bond Counsel to the effect that such disposition, sale, transfer, consolidation or merger does not, in and of itself, adversely affect the exclusion from federal gross income of interest on the Bonds.”

Section 1.3 Amendment to Section 6.2 of the 2006 Loan Agreement, as amended. Article VI, Section 6.2 of the 2006 Loan Agreement, as amended, is deleted in its entirety and replaced with the following Section 6.2:

“Section 6.2 Extraordinary Optional Redemption. The Company shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the entire unpaid principal balance of the Bonds in accordance with the applicable provisions of the Indenture and the Bonds upon the occurrence of any of the following events:

(a) The Project shall have been damaged or destroyed to such an extent that, in the Company’s reasonable judgment, (1) it cannot reasonably be expected to be restored, within a period of six months, to the condition immediately preceding such damage or destruction, or (2) its normal use and operation is reasonably expected to be prevented for a period of six consecutive months.

(b) Title to, or the temporary use of, all or a significant part of the Project shall have been taken under the exercise of the power of eminent domain (1) to such extent that the Project cannot, in the Company’s reasonable judgment, reasonably be expected to be restored within a period of six months to a condition of usefulness comparable to that existing prior to the taking, or (2) as a result of the taking, normal use and operation of the Project is reasonably expected, in the Company’s reasonable judgment, to be prevented for a period of six consecutive months or more.

(c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America, or state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Issuer or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement, or if unreasonable burdens or excessive liabilities shall have been imposed with respect to the Project or the operation thereof, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project.

(d) Changes in the economic availability of raw materials, operating supplies, energy sources, labor, equipment or supplies, or facilities necessary for the efficient operation of the Project for the Project Purposes shall have occurred or technological or other changes shall have occurred which the Company cannot reasonably overcome or control and which in the Company’s reasonable judgment render the Project uneconomic for the Project Purposes.

(e) In the event of a public offering with respect to the ownership interests of the Company, at a redemption price of 103% of the principal amount redeemed, plus interest accrued to the redemption date.

To exercise the Company’s option to redeem Bonds following the occurrence of one of the events listed in (a) through (e) immediately above, the Company shall, give notice to the Issuer and to the Trustee specifying the date on which the Company will deliver the funds required for that redemption, which date shall be not more than ninety (90) days from the date that notice is mailed and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.

To exercise the Company’s option to redeem Bonds following the occurrence of the event listed in (e) immediately above, the Company shall, give notice to the Issuer and to the Trustee specifying the date on which the Company will deliver the funds required for that redemption, which redemption date shall be not more than ninety days from the date that the event described in (e) occurred and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.

The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

(1) An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund and Bond Reserve Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at par, and discharge all then outstanding Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

(2) An amount of money equal to the Additional Payments relating to the Bonds accrued and to accrue until actual final payment and redemption of the Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due, exclusive of obligations under Section 8.2 of the Loan Agreement which are not then due and payable.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Issuer are made for paying those amounts as they accrue.

The Company also shall have the option, in the event that title to or the temporary use of a portion of the Project shall be taken under the exercise of the power of eminent domain, even if the taking is not of such nature as to permit the exercise of the redemption option upon an event specified in (b) above, to direct the redemption, at a redemption price of 100% of the principal amount thereof prepaid, plus accrued interest to the redemption date, of that part of the outstanding principal balance of the Bonds as may be payable from the proceeds (after the payment of costs and expenses incurred in the collection thereof) received in the eminent domain proceeding, provided, that, the Company shall furnish to the Issuer and the Trustee a certificate of a duly qualified independent engineer stating that (1) the property comprising the part of the Project taken is not essential to continued operations of the Project in the manner existing prior to that taking, (2) the Project has been restored to a condition substantially equivalent to that existing prior to the taking, or (3) other improvements have been acquired or made which are suitable for the continued operation of the Project.

The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.”

ARTICLE II

MISCELLANEOUS

Section 2.1. Effect of this Third Amendment to Loan Agreement. Except as expressly supplemented and amended by this Third Amendment to Loan Agreement, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. If a conflict exists between the provisions of this Third Amendment to Loan Agreement, and the 2006 Loan Agreement, the First Amendment to Loan Agreement, or the Second Amendment to Loan Agreement, this Third Amendment to Loan Agreement shall control.

Section 2.2. Notice of A.R.S. Section 38-511 – Cancellation. Notice is hereby given of the provisions of Arizona Revised Statutes Section 38-511, as amended. By this reference, the provisions of said statute are incorporated herein to the extent of their applicability to contracts of the nature of this Third Amendment to Loan Agreement under the law of the State.

Section 2.3. Counterparts. This Third Amendment to Loan Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Issuer, the Company and Trustee have caused this Third Amendment to Loan Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA, as Issuer

By:	/s/ Bernhardt Wm. Collins
Name:	Bernhardt Wm. Collins
Title:	Vice President

GLOBAL WATER RESOURCES, LLC, as Company

By:	/s/ Trevor T. Hill
Name:	Trevor T. Hill
Title:	President/CEO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brenda Black
Name:	Brenda Black
Title:	Assistant Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT

TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the Issuer, the Company and Trustee have caused this Third Amendment to Loan Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA, as Issuer

By:
Name:
Title:

GLOBAL WATER RESOURCES, LLC, as Company

By:	/s/ Cindy M. Liles
Name:	Cindy M. Liles
Title:	Executive Vice President -
Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brenda Black
Name:	Brenda Black
Title:	Assistant Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT

TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the Issuer, the Company and Trustee have caused this Third Amendment to Loan Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA, as Issuer

By:	/s/ Stanley Lehman
Name:	Stanley Lehman
Title:	Vice President

GLOBAL WATER RESOURCES, LLC, as Company

By:	/s/ Trevor T. Hill
Name:	Trevor T. Hill
Title:	President/CEO

U.S. BANK NATlONAL ASSOCIATION, as Trustee

By:	/s/ Brenda Black
Name:	Brenda Black
Title:	Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT

TO LOAN AGREEMENT]